EXHIBIT 5.1

Matthew B. Hemington

T: +1 650 843 5062

hemingtonmb@cooley.com

March 7, 2016

SCYNEXIS, Inc.

101 Hudson Street, Suite 3610

Jersey City, New Jersey 07302-6548

Ladies and Gentlemen:

We have acted as counsel to SCYNEXIS, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 585,634 of the Company’s Common Stock, par value $0.001 per share, including (i) 556,223 shares of Common Stock (the “2014 Shares”) issuable pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), and (ii) 29,411 shares of Common Stock (the “2014 ESPP Shares” and together with the 2014 Shares, the “Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP” and together with the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington